EXHIBIT 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN’S THIRD QUARTER 2015 REVENUES INCREASED

14 PERCENT TO $5.7 BILLION AND ADJUSTED EARNINGS PER

SHARE (EPS) INCREASED 18 PERCENT TO $2.72

Third Quarter 2015 GAAP EPS Increased 52 Percent to $2.44

2015 Total Revenues and Adjusted EPS Guidance

Increased to $21.4-$21.6 Billion and $9.95-$10.10, Respectively

Preliminary 2016 Total Revenues and Adjusted EPS Guidance

of $21.7-$22.3 Billion and $10.35-$10.75, Respectively

THOUSAND OAKS, Calif. (Oct. 28, 2015) – Amgen (NASDAQ:AMGN) today announced financial results for the third quarter of 2015. Key results include:

•

Total revenues increased 14 percent versus the third quarter of 2014 to $5,723 million, with 14 percent product sales growth driven primarily by Enbrel® (etanercept), Sensipar® (cinacalcet), Neulasta® (pegfilgrastim), Prolia® (denosumab), XGEVA® (denosumab) and Kyprolis® (carfilzomib). Unfavorable changes in foreign exchange rates impacted total revenue and product sales growth by 2 percentage points.

•

Adjusted EPS grew 18 percent versus the third quarter of 2014 to $2.72 driven by higher revenues and higher operating margins. Adjusted operating income increased 19 percent to $2,686 million and adjusted operating margin improved by 2 percentage points to 49 percent.

•

GAAP EPS were $2.44 compared to $1.61 and GAAP operating income was $2,339 million compared to $1,466 million. The prior year was negatively impacted by charges for the restructuring plan announced in the third quarter of 2014.

•	The Company generated $2.7 billion of free cash flow compared to $2.6 billion in the third quarter of 2014.

“We delivered record revenues, adjusted earnings and cash flow in the third quarter, while improving our operating margins and investing in six exciting new product launches,” said Robert A.

Bradway, chairman and chief executive officer. “With several innovative medicines still in development, we are well on the way to achieving our long-term objectives for shareholders and patients alike.”

	Year-over-Year
$Millions, except EPS and percentages	Q3 ‘15	Q3 ‘14	YOY Δ

Total Revenues	$5,723	$5,031	14%
Adjusted Operating Income	$2,686	$2,263	19%
Adjusted Net Income	$2,081	$1,769	18%
Adjusted EPS	$2.72	$2.30	18%

GAAP Operating Income	$2,339	$1,466	60%
GAAP Net Income	$1,863	$1,244	50%
GAAP EPS	$2.44	$1.61	52%

References in this release to “adjusted” measures, measures presented “on an adjusted basis” or to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

Third Quarter 2015 Product Sales Performance

•

Total product sales increased 14 percent for the third quarter of 2015 versus the third quarter of 2014. The increase was driven primarily by ENBREL, Sensipar, Neulasta, Prolia, XGEVA and Kyprolis. Growth for the quarter was due to net selling price, low inventory levels in the prior year period and higher unit demand.

•	ENBREL sales increased 30 percent year-over-year driven by net selling price and low inventory levels in the prior year period, offset partially by the impact of competition.

•	Neulasta sales increased 6 percent year-over-year driven by net selling price and favorable changes in inventory levels.

•

Aranesp® (darbepoetin alfa) sales increased 4 percent year-over-year driven by higher unit demand, including a shift in dialysis customer purchases from EPOGEN® (epoetin alfa), offset partially by net selling price and unfavorable changes in foreign exchange rates.

•	EPOGEN sales decreased 6 percent year-over-year driven by the impact of competition and the shift to Aranesp, offset partially by favorable changes in inventory levels and net selling price.

•	XGEVA sales increased 19 percent year-over-year driven primarily by higher unit demand.

•	Sensipar/Mimpara® sales increased 29 percent year-over-year driven by low inventory levels in the prior year period, net selling price and higher unit demand.

•	Prolia sales increased 25 percent year-over-year driven by higher unit demand.

•	NEUPOGEN® (filgrastim) sales decreased 5 percent year-over-year driven primarily by the impact of competition in the United States (U.S.).

•	Kyprolis sales increased 46 percent year-over-year driven by higher unit demand.

•	Nplate® (romiplostim) sales increased 15 percent year-over-year driven by higher unit demand.

•	Vectibix® (panitumumab) sales decreased 4 percent year-over-year driven by unfavorable changes in foreign exchange rates. Strong unit growth continued in the U.S. and Europe.

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q3 ‘15			Q3 ‘14	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL

Enbrel®	$1,392	$67	$1,459	$1,120	30%

Neulasta®	1,056	211	1,267	1,193	6%

Aranesp®	239	254	493	474	4%

EPOGEN®	489	0	489	518	(6%)

XGEVA®	273	105	378	318	19%

Sensipar® / Mimpara®	268	85	353	273	29%

Prolia®	205	115	320	255	25%

NEUPOGEN®	218	66	284	300	(5%)

Kyprolis®	124	13	137	94	46%

Nplate®	84	53	137	119	15%

Vectibix®	54	78	132	138	(4%)

Other*	23	44	67	46	46%

Total product sales	$4,425	$1,091	$5,516	$4,848	14%

*	Other includes MN Pharma, BLINCYTO®, Bergamo, Repatha™, Corlanor®

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

Third Quarter Operating Expense, Operating Margin and Tax Rate Analysis, on an Adjusted Basis

•	Operating Expenses increased 10 percent. Operating expense growth was reduced by 3 percentage points due to changes in foreign exchange rates.

•	Cost of Sales margin improved 2.2 points driven by net selling prices, lower royalty expense and manufacturing efficiencies.

•	Research & Development (R&D) expenses increased 11 percent driven by upfront payments related to the Company’s recent deal activity and increased support for launch products, offset partially by savings from transformation and process improvement efforts.

•	Selling, General & Administrative expenses increased 17 percent driven primarily by investments in new product launches and ENBREL-related payments, offset partially by savings from transformation and process improvement efforts.

•	Operating Margin improved by 2 percentage points to 49 percent.

•	Tax Rate increased 0.9 percentage points to 18.0 percent primarily due to changes in the geographic mix of earnings.

$Millions, except percentages
On an Adjusted Basis	Q3 ‘15	Q3 ‘14	YOY Δ

Cost of Sales*	$745	$761	(2%)
% of sales	13.5%	15.7%	(2.2) pts.

Research & Development	$1,086	$980	11%
% of sales	19.7%	20.2%	(0.5) pts.

Selling, General & Administrative	$1,206	$1,027	17%
% of sales	21.9%	21.2%	0.7 pts.

TOTAL Operating Expenses	$3,037	$2,768	10%

Operating Margin
operating income as a % of sales	48.7%	46.7%	2 pts.

Tax Rate*	18.0%	17.1%	0.9 pts.

pts: percentage points

*   Impact of Puerto Rico excise tax is included in Cost of Sales and Tax Rate. Excluding Puerto Rico excise tax, Cost of Sales would be 1.7 pts. and 1.8 pts. lower for 2015 and 2014, respectively; and the Tax Rate would be 2.9 pts. higher for both 2015 and 2014.

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

Cash Flow and Balance Sheet Discussion

•	The Company generated $2.7 billion of free cash flow in the third quarter of 2015 versus $2.6 billion in the third quarter of 2014.

•	The Company’s fourth quarter 2015 dividend of $0.79 per share declared on Oct. 14, 2015, will be paid on Dec. 7, 2015, to all stockholders of record as of the close of business on Nov. 16, 2015.

•	During the third quarter, the Company repurchased 4.6 million shares of common stock at a total cost of $0.7 billion.

$Billions, except shares	Q3 ‘15	Q3 ‘14	YOY Δ

Operating Cash Flow	$2.9	$2.7	0.1

Capital Expenditures	0.1	0.2	0.0

Free Cash Flow	2.7	2.6	0.2

Dividends Paid	0.6	0.5	0.1

Share Repurchase	0.7	0.0	0.7

Avg. Diluted Shares (millions)	764	770	(6)

Cash and Investments	31.1	28.1	3.0

Debt Outstanding	31.8	33.0	(1.2)

Stockholders’ Equity	28.0	25.3	2.7

Note:Numbers may not add due to rounding

2015 Guidance

For the full year 2015, the Company now expects:

•

Total revenues in the range of $21.4 billion to $21.6 billion and adjusted EPS in the range of $9.95 to $10.10. Previously, the Company expected total revenues in the range of $21.1 billion to $21.4 billion and adjusted EPS in the range of $9.55 to $9.80.

•	Adjusted tax rate to be in the range of 18 percent to 19 percent. This excludes the benefit of the federal R&D tax credit, which has not yet been extended for 2015.

•	Capital expenditures to be approximately $700 million.

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

2016 Preliminary Guidance

For the full year 2016, the Company expects:

•	Total revenues in the range of $21.7 billion to $22.3 billion and adjusted EPS in the range of $10.35 to $10.75.

•	Adjusted tax rate to be in the range of 20.5 percent to 21.5 percent, excluding the federal R&D tax credit.

•	Capital expenditures to be approximately $700 million.

•	Dividend planned to be increased 27 percent to $1.00 per share in the first quarter of 2016.

•

Share repurchases of $2 billion to $3 billion in 2016. In October 2015, the Company’s Board of Directors approved an increase in the remaining share repurchase authorization for an aggregate authorization of $5 billion.

Third Quarter Product and Pipeline Update

Key development milestones:

Clinical Program	Indication	Milestone
Repatha™ (evolocumab)	Dyslipidemia	Approved in U.S., EU and Canada Phase 3 CV imaging data expected H2 2016 Phase 3 CV outcomes data expected H2 2016*
Kyprolis	Relapsed multiple myeloma	Approved in U.S. (ASPIRE) CHMP Positive Opinion (ASPIRE) U.S Priority Review (ENDEAVOR)
IMLYGICTM (talimogene laherparepvec)	Metastatic melanoma	Approved in U.S. CHMP Positive Opinion
Etelcalcetide (AMG 416)	Secondary hyperparathyroidism	Global regulatory reviews
Omecamtiv mecarbil†	Heart failure	Phase 2 completed
Romosozumab**	Postmenopausal osteoporosis	Phase 3 registrational data expected H1 2016
AMG 334‡	Migraine Prophylaxis	Phase 2b chronic migraine data expected 2016
ABP 215 (biosimilar bevacizumab)	Non-small cell lung cancer	Phase 3 completed
ABP 501 (biosimilar adalimumab)	Inflammatory diseases	Global regulatory submissions expected Q4 2015
ABP 980 (biosimilar trastuzumab)	Breast Cancer	Phase 3 data expected H2 2016

*Event driven study; †Developed in collaboration with Cytokinetics; **Developed in world-wide collaboration with UCB and Astellas in Japan; ‡Developed in collaboration with Novartis

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

The Company provided the following updates on selected product and pipeline programs:

Repatha

•	In August, the U.S. Food and Drug Administration (FDA) approved Repatha as an adjunct to diet and maximally tolerated statin therapy for treatment of adults with heterozygous familial hypercholesterolemia (FH) or clinical atherosclerotic cardiovascular disease, who require additional lowering of low-density lipoprotein cholesterol (LDL-C). Repatha is also indicated as an adjunct to diet and other LDL-lowering therapies for the treatment of patients with homozygous FH who require additional lowering of LDL-C. The effect of Repatha on cardiovascular morbidity and mortality has not been determined.
•	The requisite number of events in the event driven Phase 3 cardiovascular outcomes study is expected to accrue by mid-2016, with top-line data expected in H2 2016.
•	A supplemental Biologics License Application for a monthly administration single-dosing option was submitted to FDA and has received a Prescription Drug User Fee Act target action date of July 10, 2016.

Omecamtiv mecarbil

•	Phase 2 data in patients with chronic heart failure showed statistically significant improvements in several pre-specified measures of cardiac function.

Kyprolis

•	In the EU, the Committee for Medicinal Products for Human Use (CHMP) issued a positive opinion recommending marketing authorization for Kyprolis in combination for the treatment of relapsed multiple myeloma based on data from the Phase 3 ASPIRE study.
•	FDA granted priority review to the supplemental New Drug Application submitted in the U.S. based on data from the Phase 3 ENDEAVOR study.

BLINCYTO® (blinatumomab)

•	The CHMP issued a positive opinion recommending marketing authorization for the treatment of Philadelphia chromosome-negative B-precursor relapsed or refractory acute lymphoblastic leukemia.

IMLYGIC

•	The FDA approved IMLYGIC for the local treatment of unresectable cutaneous, subcutaneous and nodal lesions in patients with melanoma recurrent after initial surgery. IMLYGIC has not been shown to improve overall survival or have an effect on visceral metastases.
•	The CHMP issued a positive opinion recommending marketing authorization for the treatment of adults with unresectable melanoma that is regionally or distantly metastatic (Stage IIIB, IIIC and IVM1a) with no bone, brain, lung or other visceral disease.

Etelcalcetide (AMG 416)

•	A New Drug Application was submitted in the U.S. and a Marketing Authorization Application was submitted in the EU for the treatment of secondary hyperparathyroidism in patients with chronic kidney disease on hemodialysis therapy.

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

Non-GAAP Financial Measures

In this news release, management has presented its operating results for the third quarters of 2015 and 2014 in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on an adjusted (or non-GAAP) basis. In addition, management has presented its full year 2015 and 2016 EPS and tax rate guidance in accordance with GAAP and on an adjusted (or non-GAAP) basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the third quarters of 2015 and 2014. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release.

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s core business activities by facilitating comparisons of results of core business operations among current, past and future periods. In addition, the Company believes that excluding the non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations treats those assets as if the Company had developed them internally in the past, and thus provides a supplemental measure of profitability in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. The Company believes that FCF provides a further measure of the Company’s liquidity.

The Company uses the non-GAAP financial measures set forth in the press release in connection with its own budgeting and financial planning. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2014, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our efforts to integrate the operations of companies we have acquired may not be successful. We may experience difficulties, delays or unexpected costs and not achieve anticipated benefits and savings from our ongoing restructuring plan. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

###

CONTACT: Amgen, Thousand Oaks

Kristen Davis, 805-447-3008 (media)

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Product sales	$5,516	$4,848	$15,615	$14,153
Other revenues	207	183	511	579

Total revenues	5,723	5,031	16,126	14,732

Operating expenses:
Cost of sales	1,034	1,068	3,156	3,239
Research and development	1,119	1,018	2,977	3,063
Selling, general and administrative	1,244	1,213	3,430	3,372
Other	(13)	266	126	326

Total operating expenses	3,384	3,565	9,689	10,000

Operating income	2,339	1,466	6,437	4,732

Interest expense, net	282	269	811	810
Interest and other income, net	135	140	439	377

Income before income taxes	2,192	1,337	6,065	4,299

Provision for income taxes	329	93	926	435

Net income	$1,863	$1,244	$5,139	$3,864

Earnings per share:
Basic	$2.46	$1.63	$6.76	$5.10
Diluted	$2.44	$1.61	$6.70	$5.02

Weighted average shares used in calculation of earnings per share:
Basic	757	761	760	758
Diluted	764	771	767	769

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash, cash equivalents and marketable securities	$31,120	$27,026
Trade receivables, net	2,901	2,546
Inventories	2,531	2,647
Other current assets	2,292	2,494

Total current assets	38,844	34,713
Property, plant and equipment, net	4,988	5,223
Intangible assets, net	11,613	12,693
Goodwill	14,674	14,788
Other assets	1,750	1,592

Total assets	$71,869	$69,009

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,915	$6,508
Current portion of long-term debt	1,250	500

Total current liabilities	7,165	7,008
Long-term debt	30,511	30,215
Long-term deferred tax liability	3,109	3,461
Other noncurrent liabilities	3,117	2,547
Stockholders’ equity	27,967	25,778

Total liabilities and stockholders’ equity	$71,869	$69,009

Shares outstanding	755	760

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP cost of sales	$1,034	$1,068	$3,156	$3,239
Adjustments to cost of sales:
Acquisition-related expenses (a)	(276)	(276)	(845)	(970)
Certain charges pursuant to our restructuring initiative	(13)	(28)	(42)	(28)
Stock option expense	-	(3)	-	(7)

Total adjustments to cost of sales	(289)	(307)	(887)	(1,005)

Adjusted cost of sales	$745	$761	$2,269	$2,234

GAAP research and development expenses	$1,119	$1,018	$2,977	$3,063
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(20)	(23)	(69)	(92)
Certain charges pursuant to our restructuring initiative	(13)	(15)	(48)	(15)
Stock option expense	-	-	-	(3)

Total adjustments to research and development expenses	(33)	(38)	(117)	(110)

Adjusted research and development expenses	$1,086	$980	$2,860	$2,953

GAAP selling, general and administrative expenses	$1,244	$1,213	$3,430	$3,372
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(27)	(38)	(84)	(118)
Certain charges pursuant to our restructuring initiative	(11)	(3)	(35)	(3)
Expense resulting from clarified guidance on branded prescription drug fee (c)	-	(145)	-	(145)
Stock option expense	-	-	-	(3)

Total adjustments to selling, general and administrative expenses	(38)	(186)	(119)	(269)

Adjusted selling, general and administrative expenses	$1,206	$1,027	$3,311	$3,103

GAAP operating expenses	$3,384	$3,565	$9,689	$10,000
Adjustments to operating expenses:
Adjustments to cost of sales	(289)	(307)	(887)	(1,005)
Adjustments to research and development expenses	(33)	(38)	(117)	(110)
Adjustments to selling, general and administrative expenses	(38)	(186)	(119)	(269)
Certain net charges pursuant to our restructuring and other cost savings initiatives (d)	26	(330)	(41)	(368)
Benefit resulting from changes in the estimated fair values of the contingent consideration obligations related to prior year business combinations	18	62	17	47
(Expense)/Benefit related to various legal proceedings	(2)	-	(73)	3
Other (e)	(29)	2	(29)	(8)

Total adjustments to operating expenses	(347)	(797)	(1,249)	(1,710)

Adjusted operating expenses	$3,037	$2,768	$8,440	$8,290

GAAP operating income	$2,339	$1,466	$6,437	$4,732
Adjustments to operating expenses	347	797	1,249	1,710
Adjusted operating income	$2,686	$2,263	$7,686	$6,442
GAAP income before income taxes	$2,192	$1,337	$6,065	$4,299
Adjustments to operating expenses	347	797	1,249	1,710

Adjusted income before income taxes	$2,539	$2,134	$7,314	$6,009

GAAP provision for income taxes	$329	$93	$926	$435
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	114	251	404	530
Other income tax adjustments (g)	15	21	15	14

Total adjustments to provision for income taxes	129	272	419	544

Adjusted provision for income taxes	$458	$365	$1,345	$979

GAAP net income	$1,863	$1,244	$5,139	$3,864
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect of the above adjustments	233	546	845	1,180
Other income tax adjustments (g)	(15)	(21)	(15)	(14)

Total adjustments to net income	218	525	830	1,166

Adjusted net income	$2,081	$1,769	$5,969	$5,030

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and Adjusted diluted EPS. Dilutive securities used to compute Adjusted diluted EPS were computed assuming that we do not expense stock options.

	Three months ended		Three months ended
	September 30, 2015		September 30, 2014
	GAAP	Adjusted	GAAP	Adjusted
Net income	$1,863	$2,081	$1,244	$1,769
Weighted-average shares for diluted EPS	764	764	771	770

Diluted EPS	$2.44	$2.72	$1.61	$2.30

	Nine months ended		Nine months ended
	September 30, 2015		September 30, 2014
	GAAP	Adjusted	GAAP	Adjusted
Net income	$5,139	$5,969	$3,864	$5,030
Weighted-average shares for diluted EPS	767	767	769	769

Diluted EPS	$6.70	$7.78	$5.02	$6.54

(a)	The adjustments related primarily to non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations. For the nine months ended September 30, 2014, the adjustments also included a $99-million charge related to the termination of a supply contract with F. Hoffmann-La Roche Ltd. as a result of acquiring the licenses to filgrastim and pegfilgrastim effective January 1, 2014.

(b)	The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.

(c)	The adjustments related to the recognition of an additional year of the non-tax deductible branded prescription drug fee, as required by final regulations issued by the Internal Revenue Service.

(d)	During the three months ended September 30, 2015, we recognized a gain from the sale of assets related to our site closures. The adjustments for 2014 and the nine months ended September 30, 2015, related primarily to severance expenses.

(e)	The 2015 adjustments related primarily to the write-off of a non-key contract asset acquired in a prior year business combination. The 2014 adjustments related primarily to various acquisition-related items.

(f)	The tax effect of the adjustments between our GAAP and Adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and nine months ended September 30, 2015, were 32.9% and 32.3%, respectively, compared with 31.5% and 31.0% for the corresponding periods of the prior year.

(g)	The adjustments related to certain prior period items excluded from adjusted earnings. The 2015 adjustments also included the impact from a change in interpretation of tax law.

Third Quarter 2015 Revenues Increased 14 Percent to $5.7 Billion and Adjusted Earnings Per Share

Increased 18 Percent to $2.72

Amgen Inc.

Reconciliations of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended
	September 30,
	2015	2014
Operating Cash Flow	$2,874	$2,741
Capital Expenditures	(138)	(170)

Free Cash Flow	$2,736	$2,571

Reconciliation of GAAP EPS Guidance to Adjusted

EPS Guidance for the Years Ending December 31, 2015 and 2016

(Unaudited)

		2015			2016
GAAP diluted EPS guidance		$8.47	-	$8.66	$8.89	-	$9.34

Known adjustments to arrive at Adjusted earnings*:
Acquisition-related expenses	(a)		1.18			1.32
Restructuring charges		0.19	-	0.23	0.09	-	0.14
Legal proceeding expense			0.09			-
Tax adjustments	(b)		(0.02)			-

Adjusted diluted EPS guidance		$9.95	-	$10.10	$10.35	-	$10.75

*	The known adjustments are presented net of their related tax impact which amount to approximately $0.66 to $0.69 per share in 2015 and 2016, each in the aggregate.

(a)	The adjustments relate primarily to non-cash amortization of intangible assets acquired in prior year business combinations.

(b)	The adjustments relate to a change in interpretation of tax law and certain prior period items excluded from adjusted earnings.

Reconciliation of GAAP Tax Rate Guidance to Adjusted

Tax Rate Guidance for the Years Ending December 31, 2015 and 2016

(Unaudited)

	2015			2016
GAAP tax rate guidance	14.0%	-	16.0%	18.5%	-	19.5%

Tax rate effect of known adjustments discussed above	3.0%	-	4.0%		2.0%

Adjusted tax rate guidance	18.0%	-	19.0%	20.5%	-	21.5%